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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 2000 (except for Note 18, as to which the date is February 10, 2000 and Note 19, as to which the date is March 1,
2000) to the Registration Statement (Form S-1) and the related Prospectus of Ventro Corporation for the registration of Convertible Subordinated Notes due in 2007 with the principal amount of $300,000,000 and the registration of 2,098,750 shares of common stock issuable upon conversion.

     Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                          /s/ Ernst & Young LLP

San Jose, California
March 5, 2000